EX-99.l.1

PURCHASE AGREEMENT

Horizons ETF Trust (the “Trust”), a Delaware statutory trust, and Horizons ETFs Management (USA) LLC (“Horizons USA”), a Delaware limited liability company, hereby agree as follows:

1.           The Trust hereby offers to sell to Horizons USA and Horizons USA hereby agrees to purchase 2,860 shares of the Horizons Korea KOSPI 200 ETF, a series of the Trust, at a price of $35per share.  The Trust hereby acknowledges receipt from Horizons USA of funds in full payment for the foregoing shares.

2.           Horizons USA represents and warrants to the Trust that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 24th day of February, 2014.

HORIZONS ETF TRUST

By: /s/ Andrew Nathanson____
Name:  Andrew Nathanson
Title:   Secretary

HORIZONS ETFS MANAGEMENT (USA) LLC

By: /s/ Robert Shea
Name:  Robert Shea
Title:   Executive Vice President